CONFIDENTIAL

Services Agreement

This Services Agreement (the “Agreement”) is entered into on September 26, 2025 and effective as of October 1, 2025 (the “Effective Date”) by and among:

1.	ALPS Fund Services, Inc., a corporation incorporated in the State of Colorado (“SS&C ALPS”), and SS&C GIDS, Inc., a company incorporated in the State of Delaware (“SS&C GIDS” and, collectively with SS&C ALPS, “SS&C”);

2.	Each of the investment vehicles listed in Schedule C, severally and not jointly (each, a “Fund” and collectively, the “Funds”); and

3.	RiverNorth Capital Management, LLC, a limited liability company organized in the State of Delaware, solely in connection with its investment services for Funds (“Management”).

Funds, Management and SS&C each may be referred to individually as a “Party” or collectively as “Parties.”

WHEREAS, RiverNorth Funds, Management and SS&C ALPS entered into an Administration, Bookkeeping and Pricing Services Agreement dated December 6, 2010, as amended (“Admin Agreement 2010”);

WHEREAS, RiverNorth Funds and SS&C ALPS entered into a Transfer Agency and Services Agreement dated December 6, 2010, as amended (“Agency Agreement 2010”);

WHEREAS, RiverNorth Opportunistic Fund, Inc. and SS&C ALPS entered into an Administration, Bookkeeping and Pricing Services Agreement dated October 24, 2018, as amended (“Admin Agreement 2018”);

WHEREAS, RiverNorth Managed Duration Municipal Income Fund, Inc., Management and SS&C ALPS entered into an Administration, Bookkeeping and Pricing Services Agreement dated July 25, 2019, as amended (“Admin Agreement 2019(1)”);

WHEREAS, RiverNorth/DoubleLine Strategic Opportunity Fund, Inc. and SS&C ALPS entered into an Administration, Bookkeeping and Pricing Services Agreement dated November 2, 2019, as amended (“Admin Agreement 2019(2)”);

WHEREAS, RiverNorth Flexible Municipal Income Fund, Inc., Management and SS&C ALPS entered into an Administration, Bookkeeping and Pricing Services Agreement dated February 19, 2020, as amended (“Admin Agreement 2020(1)”);

WHEREAS, RiverNorth Capital and Income Fund, Inc. (fka RiverNorth Specialty Finance Corporation) and SS&C ALPS entered into an Administration, Bookkeeping and Pricing Services Agreement dated November 2, 2020, as amended (“Admin Agreement 2020(2)”);

WHEREAS, RiverNorth Flexible Municipal Income Fund II, Inc., Management and SS&C ALPS entered into an Administration, Bookkeeping and Pricing Services Agreement dated February 25, 2021 (“Admin Agreement 2021(1)”);

WHEREAS, RiverNorth Managed Duration Municipal Income Fund II, Inc., Management and SS&C ALPS entered into an Administration, Bookkeeping and Pricing Services Agreement dated December 27, 2021, as amended (“Admin Agreement 2021(2)”);

WHEREAS, RiverNorth Opportunities Fund, Inc., Management and SS&C ALPS entered into an Administration, Bookkeeping and Pricing Services Agreement dated September 30, 2022, as amended (“Admin Agreement 2022”);

WHEREAS, the Funds and SS&C GIDS (as legal successor to GIDS Systems, Inc.) entered into an Adoption Agreement dated September 13, 2022 to the Agency Agreement dated October 24, 2018 between RiverNorth Managed Duration Municipal Income Fund, Inc. and GIDS Systems, Inc. as subsequently adopted by certain Funds (“Agency Agreement 2022” and, collectively with Admin Agreement 2010, Agency Agreement 2010, Admin Agreement 2018, Admin Agreement 2019(1), Admin Agreement 2019(2), Admin Agreement 2020(1), Admin Agreement 2020(2), Admin Agreement 2021(1), Admin Agreement 2021(2), Admin Agreement 2022, the “Prior Agreements”);

AND WHEREAS, the parties to the Prior Agreements wish to terminate such Prior Agreements in their entirety and enter into this Agreement, which supersedes and replaces the Prior Agreements in all respects; and

rivernorth_alps-mstservagr-26sep2025 (partial)

NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the mutual covenants and agreements contained herein, and other good and valuation considerations, the receipt and sufficiency of which is hereby acknowledged, the Parties covenant and agree with each as follows:

1. Definitions; Interpretation

1.1. As used in this Agreement, the following terms have the following meanings:

(a) “Action” means any civil, criminal, regulatory or administrative lawsuit, allegation, demand, claim, counterclaim, action, dispute, sanction, suit, request, inquiry, investigation, arbitration or proceeding, in each case, made, asserted, commenced or threatened by any Person (including any Government Authority).

(b) “Affiliate” means, with respect to any Person, any other Person that is controlled by, controls, or is under common control with such Person and “control” of a Person means: (i) ownership of, or possession of the right to vote, more than 25% of the outstanding voting equity of that Person or (ii) the right to control the appointment of the board of directors or analogous governing body, management or executive officers of that Person.

(c) “Business Day” means a day other than a Saturday or Sunday on which the New York Stock Exchange is open for business.

(d) “Claim” means any Action arising out of the subject matter of, or in any way related to, this Agreement, its formation or the Services.

(e) “Client Data” means all data of Funds (or Management, if Management receives Services), including data related to securities trades and other transaction data, investment returns, issue descriptions, and Market Data provided by Funds or Management and all output and derivatives thereof, necessary to enable SS&C to perform the Services, but excluding SS&C Property.

(f) “Confidential Information” means any information about Funds, Management or SS&C, including this Agreement, except for information that (i) is or becomes part of the public domain without breach of this Agreement by the receiving Party, (ii) was rightfully acquired from a third party, or is developed independently, by the receiving Party, or (iii) is generally known by Persons in the technology, securities, or financial services industries.

(g) “Data Supplier” means a supplier of Market Data.

(h) “DPA” means the Cayman Islands Data Protection Act (2021 Revision), as it may be revised from time to time (“Act”), together with any applicable regulations made under the Act.

(i) “EU GDPR” means the General Data Protection Regulation, Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016, the effective date of which is 25 May 2018, including any applicable data protection legislation or regulations or standard contractual clauses supplementing it in those jurisdictions in which relevant services are provided to Fund or Management by SS&C from time to time. “processor”, “controller”, “personal data” and “personal data breach” have the meanings given in Article 4 (Definitions) of GDPR and Section 2 of DPA, as applicable. For the purpose of this Agreement, “personal data” includes EU Personal Data and UK Personal Data (as defined in this section 1.1) as applicable.

(j) “EU Personal Data” means any personal data to the extent that EU GDPR applies to the processing of such personal data or the extent that a data subject is a resident of the EU or the EEA.

(k) “GDPR” means the EU GDPR and the UK GDPR, as applicable.

(l) “Governing Documents” means the constitutional documents of an entity and, with respect to Funds, all minutes of meetings of the board of directors or analogous governing body and of shareholders meetings, and any offering memorandum, subscription materials and other disclosure documents utilized by Funds in connection with the offering of any of its securities or interests to investors, all as amended from time to time.

(m) “Government Authority” means any relevant administrative, judicial, executive, legislative or other governmental or intergovernmental entity, department, agency, commission, board, bureau or court, and any other regulatory or self-regulatory organizations, in any country or jurisdiction.

(n) “Law” means statutes, rules, regulations, interpretations and orders of any Government Authority.

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(o) “Losses” means any and all compensatory, direct, indirect, special, incidental, consequential, punitive, exemplary, enhanced or other damages, settlement payments, attorneys’ fees, costs, damages, charges, expenses, interest, applicable taxes or other losses of any kind.

(p) “Market Data” means third party market and reference data, including pricing, valuation, indexes, ratings, security master, corporate action and related data.

(q) “Person” means any natural person or corporate or unincorporated entity or organization and that person’s personal representatives, successors and permitted assigns.

(r) “Services” means the services listed in Schedule A.

(s) “SS&C Associates” means SS&C and each of its Affiliates, members, shareholders, directors, officers, partners, employees, agents, successors or assigns.

(t) “SS&C Property” means all hardware, software, source code, data, report designs, spreadsheet formulas, information gathering or reporting techniques, know-how, technology and all other property commonly referred to as intellectual property used by SS&C in connection with its performance of the Services.

(u) “Third Party Claim” means a Claim (i) brought by any Person other than the indemnifying Party or

(ii) brought by a Party on behalf of or that could otherwise be asserted by a third party.

(v) “UK GDPR” means the Data Protection Act 2018 and the EU GDPR as it forms part of the law of England and Wales, Scotland and Northern Ireland by virtue of section 3 of the European Union (Withdrawal) Act 2018 as modified by Schedule 1 to the Data Protection, Privacy and Electronic Communications (Amendments etc.) (EU Exit) Regulations 2019, in each case, to the extent applicable to SS&C in the provision of Services under this Agreement.

(w) “UK Personal Data” means any personal data to the extent that UK GDPR applies to the processing of such personal data or the extent that a data subject is a resident of the United Kingdom.

1.2. Other capitalized terms used in this Agreement but not defined in this Section 1 shall have the meanings ascribed thereto.

1.3. Section and Schedule headings shall not affect the interpretation of this Agreement. This Agreement includes the schedules and appendices hereto. In the event of a conflict between this Agreement and such schedules or appendices, the former shall control.

1.4. Words in the singular include the plural and words in the plural include the singular. The words “including,” “includes,” “included” and “include”, when used, are deemed to be followed by the words “without limitation.” Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “hereof,” “herein” and “hereunder” and words of analogous import shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

1.5. The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Agreement, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. The Parties have mutually negotiated the terms hereof and there shall be no presumption of law relating to the interpretation of contracts against the drafter.

2. Services and Fees

2.1. Subject to the terms of this Agreement, SS&C will perform the Services set forth in Schedule A for Funds and, if and to the extent specifically set forth therein, Management. SS&C shall be under no duty or obligation to perform any service except as specifically listed in Schedule A or take any other action except as specifically listed in Schedule A or this Agreement, and no other duties or obligations, including, valuation related, fiduciary or analogous duties or obligations, shall be implied. Funds or Management requests to change the Services, including those necessitated by a change to the Governing Documents of Funds or Management or a change in applicable Law, will only be binding on SS&C when they are reflected in an amendment to Schedule A.

2.2. Funds agree to pay the fees, charges and expenses set forth in the fee letter(s) (a “Fee Letter”), which may be amended from time to time but only with the consent of both Parties. Each Fee Letter is incorporated by reference into this Agreement and subject to the terms of this Agreement.

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2.3. In carrying out its duties and obligations pursuant to this Agreement, some or all Services may be delegated by SS&C to one or more of its Affiliates or other Persons (and any required Fund consent to such delegation shall not be unreasonably revoked or withheld in respect of any such delegations), provided that such Persons are selected in good faith and with reasonable care and are monitored by SS&C. If SS&C delegates any Services, (i) such delegation shall not relieve SS&C of its duties and obligations hereunder, (ii) in respect of personal data, such delegation shall be subject to a written agreement obliging the delegate to comply with the relevant delegated duties and obligations of SS&C, and (iii) if required by applicable Law, SS&C will identify such agents and the Services delegated and will update Funds when making any material changes in sufficient detail to provide transparency and to enable Funds to object to a particular arrangement.

3. Funds and Management Responsibilities

3.1. The management and control of the Funds are vested exclusively in the Funds’ governing bodies (e.g., the board of directors for the Funds (the “Board”) and the Manager, subject to the terms and provisions of the Funds’ Governing Documents. The Funds’ Boards and the Manager are empowered by Funds to make all decisions, perform all management functions relating to the operation of the Funds and shall authorize and are responsible for all transactions. Without limiting the foregoing, the Funds shall:

(a) Designate properly qualified individuals to oversee the Services and establish and maintain internal controls, including monitoring the ongoing activities of Funds.

(b) Evaluate the accuracy of the Services, review and approve all reports, analyses and records resulting from the Services and promptly inform SS&C of any errors it identifies.

(c) Provide, or cause to be provided, and accept responsibility for, valuations of Funds’ assets and liabilities in accordance with Funds’ written valuation policies.

(d) Provide SS&C with timely and accurate information including trading and investor records, valuations and any other items required by SS&C in order to perform the Services and its duties and obligations hereunder.

3.2. The Services, including any services that involve price comparison to vendors and other sources, model or analytical pricing or any other pricing functions, are provided by SS&C as a support function to Funds and do not limit or modify Funds’ responsibility for determining the value of Funds’ assets and liabilities.

3.3. Each of Funds and Management is solely and exclusively responsible for ensuring that it complies with Law and its respective Governing Documents. It is the Funds’ responsibility to provide all final Fund Governing Documents as of the Effective Date. Funds will notify SS&C in writing of any changes to the Fund Governing Documents that may materially impact the Services and/or that affect Funds’ investment strategy, liquidity or risk profile in any material respect prior to such changes taking effect. Except with respect to post-trade Portfolio Compliance Testing as provided for in Schedule A, SS&C is not responsible for monitoring compliance by Funds or Management with (i) Law, (ii) its respective Governing Documents or (iii) any investment restrictions.

3.4. In the event that Market Data is supplied to or through SS&C Associates in connection with the Services, the Market Data is proprietary to Data Suppliers and is provided on a limited internal-use license basis. Market Data may: (i) only be used by Funds and Management in connection with the Services and (ii) not be disseminated by Funds or Management or used to populate internal systems in lieu of obtaining a data license. Notwithstanding the forgoing, Funds or Management may be required to enter into agreements with Data Suppliers directly in order for SS&C to provide Market Data to Funds or Management in connection with the Services. Access to and delivery of Market Data is dependent on the Data Suppliers and may be interrupted or discontinued with or without notice. Notwithstanding anything in this Agreement to the contrary, neither SS&C nor any Data Supplier shall be liable to Funds, Management or any other Person for any Losses with respect to Market Data, reliance by SS&C Associates or Funds on Market Data or the provision of Market Data in connection with this Agreement.

3.5. Funds shall deliver, and ensure that its agents, prime brokers, counterparties, brokers, counsel, advisors, auditors, clearing agents, and any other Persons promptly deliver, to SS&C, all Client Data and the then most current version of all Fund Governing Documents and any agreement between Management and Funds. Funds shall arrange with each such Person to deliver such information and materials on a timely basis, and SS&C will not be required to enter any agreements with that Person in order for SS&C to provide the Services. For the avoidance of doubt, SS&C’s ability to perform the Services is subject to the dependencies in Schedule A, Section A3.

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3.6. Subject to Section 6, SS&C Associates shall be entitled to rely on the authenticity, completeness and accuracy of any and all information and communications of whatever nature received by SS&C Associates in connection with the performance of the Services and SS&C’s duties and obligations hereunder, without further enquiry or liability; provided that, notwithstanding Section 6, SS&C Associates shall be entitled to rely on information by Funds or Management and their Affiliates and agents so long as such reliance is in good faith.

3.7. Notwithstanding anything in this Agreement to the contrary, if SS&C is in doubt as to any action it should or should not take in its provision of Services, SS&C Associates may request directions, advice or instructions from Funds, or as applicable, Management, custodian or other service providers. If SS&C is in doubt as to any question of law pertaining to any action it should or should not take, Funds will make available to and SS&C Associates may request advice from counsel for any of Funds, Funds’ independent board members, its officers, or Management (including its investment adviser or sub-adviser), each at Funds’ expense.

3.8. The Funds agree that, to the extent applicable, if officer position(s) are filled by SS&C Associates with the authorization of the Board, such SS&C Associate(s) shall be covered by the Funds’ Directors & Officers/Errors & Omissions Policy (the “Policy”), and the Funds shall use reasonable efforts to ensure that such coverage be (i) reinstated should the Policy be cancelled; (ii) continued upon termination of such officer(s) on substantially the same terms as provided to the succeeding officer; or (iii) continued in the event a Fund merges or terminates, on substantially the same terms as provided to the succeeding officer for a period of no less than six years. The Fund shall provide SS&C with proof of current coverage, including a copy of the Policy, and shall notify SS&C immediately should the Policy be cancelled or terminated.

4. Term

4.1. The term of this Agreement will be for a period of 2 years from the Effective Date. Either SS&C or Funds may terminate this Agreement upon providing the other with a written notice of termination at least 180 calendar days prior to the termination date (“Termination Period”). Notwithstanding the foregoing and so long as Funds are not in a position to terminate the Agreement under Section 5.1(a) for SS&C’s breach, the Parties will work in good faith to amend and/or extend the term of this Agreement, prior to its expiration of this Agreement.

5. Termination

5.1. SS&C or Funds also may, by written notice to the other, terminate this Agreement if any of the following events occur:

(a) The other Party breaches any material term, condition or provision of this Agreement, which breach, if capable of being cured, is not cured within 30 calendar days after the non-breaching Party gives the other Party written notice of such breach.

(b) The other Party (i) terminates or suspends its business, (ii) becomes insolvent, admits in writing its inability to pay its debts as they mature, makes an assignment for the benefit of creditors, or becomes subject to direct control of a trustee, receiver or analogous authority, (iii) becomes subject to any bankruptcy, insolvency or analogous proceeding, (iv) becomes subject to a material Action or an Action involving fraud, willful misconduct, or violation of Law that the terminating Party reasonably determines could cause such terminating Party reputational harm; provided that in the case of SS&C, such material Action is specifically with respect to SS&C’s actions or inaction in its capacity as fund administrator, or (v) where the other Party is a Fund, material changes in Fund’s Governing Documents or the assumptions set forth in Section 1 of Fee Letter are determined by SS&C, in its reasonable discretion, to materially affect the Services or to be materially adverse to SS&C.

If any such event occurs, the termination will become effective immediately or on the date stated in the written notice of termination, which date shall not be greater than 90 calendar days after the event.

5.2. If more than one Fund is subject to this Agreement:

(a) This Agreement will terminate with respect to a particular Fund (but not all Funds as termination of this Agreement in its entirety is subject to either 4.1 or 5.1) because that Fund is ceasing operations or liquidating as of cessation or liquidation, of such Fund; provided that (i) Fund or Management provides at least 90 days’ prior written notice of such cessation or liquidation and (ii) that Fund will remain responsible for the fees payable under this Agreement with respect to that Fund through final liquidation, which fees shall be payable in a lump sum upon notice of the cessation or liquidation.

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(b) Management is authorized to terminate this Agreement with respect to each Fund and to enter into the termination-related agreements and amendments on behalf of any terminated Fund contemplated by Section 5.3, in each case without any further action of the terminated Fund or any other Fund.

5.3. Upon delivery of a termination notice, subject to the receipt by SS&C of all then-due fees, charges and expenses, SS&C shall continue to provide the Services up to the effective date of the termination notice; thereafter, SS&C shall have no obligation to perform any services of any type unless and to the extent set forth in an amendment to Schedule A executed by SS&C. In the event of the termination of this Agreement, SS&C shall provide exit assistance by promptly supplying requested Client Data to the applicable Funds or Management entity to which the Client Data relate, or any other Person(s) designated by such entities, in formats already prepared in the course of providing the Services; provided that all fees, charges and expenses have been paid, including any minimum fees set forth in Fee Letter for the balance of the unexpired portion of the Termination Period. In the event that Funds or Management wishes to retain SS&C to perform additional transition or related post-termination services, including, but not limited to, providing data and reports in new formats, performing work, committing resources, or reporting deliverables after the termination date, the applicable entity and SS&C shall agree in writing to the additional services and related fees and expenses in an amendment to Schedule A and/or Fee Letter, as appropriate.

5.4. Termination of this Agreement shall not affect: (i) any liabilities or obligations of any Party arising before such termination (including payment of fees and expenses) or (ii) any damages or other remedies to which a Party may be entitled for breach of this Agreement or otherwise. Sections 2.2., 6, 8, 9, 10, 11, 12 and 13 of this Agreement shall survive the termination of this Agreement. To the extent any services that are Services are performed by SS&C for Funds or Management after the termination of this Agreement all of the provisions of this Agreement except Schedule A shall survive the termination of this Agreement for so long as those services are performed.

5.5. Any Person, including an investment fund or its general partner, may be joined to this Agreement upon the execution of a written amendment hereto; provided, that no then-current Funds that are a Party to the Agreement is required to consent in writing or otherwise to the addition of any such Person to this Agreement except Management and the Person being added as a Party.

6. Limitation of Liability and Indemnification

6.1. Notwithstanding anything in this Agreement to the contrary SS&C Associates shall not be liable to Funds or Management for any action or inaction of any SS&C Associate except to the extent of direct Losses finally determined by court of competent jurisdiction to have resulted solely from the gross negligence, willful misconduct or fraud of SS&C in the performance of SS&C’s duties or obligations under this Agreement. Under no circumstances shall SS&C Associates be liable to Funds or Management for Losses that are indirect, special, incidental, consequential, punitive, exemplary or enhanced or that represent lost profits, opportunity costs or diminution of value. Every Fund and Management shall indemnify, defend and hold harmless SS&C Associates from and against Losses (including legal fees and costs to enforce this provision) that SS&C Associates suffer, incur, or pay as a result of any Third Party Claim or Claim among the Parties. Any expenses (including legal fees and costs) incurred by SS&C Associates in defending or responding to any Claims (or in enforcing this provision) shall be paid by Funds and Management on a quarterly basis prior to the final disposition of such matter upon receipt by Funds and Management of an undertaking by SS&C to repay such amount if it shall be determined that an SS&C Associate is not entitled to be indemnified. The maximum amount of cumulative liability of SS&C Associates to all Funds and Management for Losses arising out of the subject matter of, or in any way related to, this Agreement, except to the extent of Losses resulting solely from the willful misconduct or fraud of SS&C in the performance of SS&C’s duties or obligations under this Agreement, shall not exceed the fees paid by that Fund or Management entity to SS&C under this Agreement for the most recent 36 months immediately preceding the date of the event giving rise to the Claim.

7. Representations and Warranties

7.1. Each Party represents and warrants to each other Party that:

(a) It is a legal entity duly created, validly existing and in good standing under the Law of the jurisdiction in which it is created, and is in good standing in each other jurisdiction where the failure to be in good standing would have a material adverse effect on its business or its ability to perform its obligations under this Agreement.

(b) Save for access to and delivery of Market Data that is dependent on Data Suppliers and may be interrupted or discontinued with or without notice, it has all necessary legal power and authority to own, lease and operate its assets and to carry on its business as presently conducted and as it will be conducted pursuant to this Agreement and will comply in all material respects with all Law to which it may be subject, and to the best of its knowledge and belief, it is not subject to any Action that would prevent it from performing its duties and obligations under this Agreement.

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(c) It has all necessary legal power and authority to enter into this Agreement, the execution of which has been duly authorized and will not violate the terms of any other agreement.

(d) The Person signing on its behalf has the authority to contractually bind it to the terms and conditions in this Agreement and that this Agreement constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with its terms.

7.2. Management represents and warrants to SS&C that (i) it has actual authority to provide instructions and directions on behalf of Management and Funds and that all such instructions and directions are consistent with the Governing Documents of Funds and Management and other corporate actions thereof and (ii) it will promptly notify SS&C of (1) any Action against it and (2) changes (or pending changes) in applicable Law with respect to Management that are relevant to the Services.

7.3. Each Fund represents and warrants to SS&C that: (i) it has actual authority to provide instructions and directions and that all such instructions and directions are consistent with the Governing Documents of Fund and other corporate actions thereof; (ii) it shall be registered as a management investment company under the 1940 Act; (iii) it is empowered under applicable laws and by its Articles of Incorporation and By-laws to enter into and perform this Agreement; (iv) the Board of Directors of Fund has duly authorized it to enter into and perform this Agreement; and (v) it will promptly notify SS&C of (1) any Action against it, Management and its investment adviser or sub-adviser and (2) changes (or pending changes) in applicable Law with respect to Fund that are relevant to the Services.

8. Client Data

8.1. Funds and Management (i) will provide or ensure that other Persons provide all Client Data to SS&C in an electronic format that is acceptable to SS&C (or as otherwise agreed in writing) and (ii) confirm that each has the right to so share such Client Data. As between SS&C and Funds or Management, all Client Data shall remain the property of the applicable Funds or Management entity to which such Client Data relate. Client Data shall not be used or disclosed by SS&C other than in connection with providing the Services and as permitted under Section 11.2. SS&C shall be permitted to act upon instructions from Management with respect to the disclosure or disposition of Client Data related to Fund, but may refuse to act upon such instructions where it doubts, in good faith, the authenticity or authority of such instructions.

8.2. SS&C shall maintain and store material Client Data used in the official books and records of Funds for a rolling period of 7 years starting from the Effective Date, or such longer period as required by applicable Law or its internal policies.

9. Data Protection

9.1. From time to time and in connection with the Services SS&C may obtain access to certain personal data from Funds, Management or from Fund investors and prospective investors. Personal data relating to Funds, Management and their respective Affiliates, members, shareholders, directors, officers, partners, employees and agents and of Funds investors or prospective investors will be processed by and on behalf of SS&C.

10. SS&C Property

10.1. SS&C Property is and shall remain the property of SS&C or, when applicable, its Affiliates or suppliers. Neither Funds nor Management nor any other Person shall acquire any license or right to use, sell, disclose, or otherwise exploit or benefit in any manner from, any SS&C Property, except as specifically set forth herein. Funds and Management shall not (unless required by Law) either before or after the termination of this Agreement, disclose to any Person not authorized by SS&C to receive the same, any information concerning the SS&C Property and shall use reasonable efforts to prevent any such disclosure.

11. Confidentiality

11.1. Each Party shall not at any time disclose to any Person any Confidential Information concerning the business, affairs, customers, clients or suppliers of the other Party or its Affiliates, except as permitted by this Section 11.

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11.2. Each Party may disclose the other Party’s Confidential Information:

(a) In the case of Funds or Management, to each of its Affiliates, members, shareholders, directors, officers, partners, employees and agents (“Fund Representative”) who need to know such information for the purpose of carrying out its duties under, or receiving the benefits of or enforcing, this Agreement. Funds and Management shall ensure compliance by Fund Representatives with Section 11.1.

(b) In the case of SS&C, to Funds and Management and each SS&C Associate, Fund Representative, investor, Funds or Management bank or broker, Funds or Management counterparty or agent thereof, or payment infrastructure provider who needs to know such information for the purpose of carrying out SS&C’s duties under or enforcing this Agreement. SS&C shall ensure compliance by SS&C Associates with Section 11.1 but shall not be responsible for such compliance by any other Person.

(c) As may be required by Law or pursuant to legal process; provided that the disclosing Party (i) where reasonably practicable and to the extent legally permissible, provides the other Party with prompt written notice of the required disclosure so that the other Party may seek a protective order or take other analogous action, (ii) discloses no more of the other Party’s Confidential Information than reasonably necessary and (iii) reasonably cooperates with actions of the other Party in seeking to protect its Confidential Information at that Party’s expense.

11.3. Neither Party shall use the other Party’s Confidential Information for any purpose other than to perform its obligations under this Agreement. Each Party may retain a record of the other Party’s Confidential Information for the longer of (i) 7 years or (ii) as required by Law or its internal policies.

11.4. SS&C’s ultimate parent company is subject to U.S. federal and state securities Law and may make disclosures as it deems necessary to comply with such Law. SS&C shall have no obligation to use Confidential Information of, or data obtained with respect to, any other client of SS&C in connection with the Services.

11.5. Upon the prior written consent of the Management, SS&C shall have the right to identify Funds or Management in connection with its marketing-related activities and in its marketing materials as a client of SS&C. Upon the prior written consent of SS&C, Funds or Management shall have the right to identify SS&C and to describe the Services and the material terms of this Agreement in the offering documents of Funds. This Agreement shall not prohibit SS&C from using any Funds or Management data (including Client Data) in tracking and reporting on SS&C’s clients generally or making public statements about such subjects as its business or industry; provided that neither Funds nor Management is named in such public statements without its prior written consent. If the Services include the distribution by SS&C of notices or statements to investors, SS&C may, upon advance notice to Funds, include reasonable notices describing those terms of this Agreement relating to SS&C and its liability and the limitations thereon; if investor notices are not sent by SS&C but rather by Funds or some other Person, Funds will reasonably cooperate with any request by SS&C to include such notices. Neither Funds nor Management shall, in any communications with any Person, whether oral or written, make any representations stating or implying that SS&C is (i) providing valuations with respect to the securities, products or services of Funds or Management, or verifying any valuations, (ii) verifying the existence of any assets in connection with the investments, products or services of Funds or Management, or (iii) acting as a fiduciary, investment advisor, tax preparer or advisor, custodian or bailee with respect to Funds, Management or any of their respective assets, investors or customers.

11.6. In the event Funds obtain information from SS&C or the TA2000 System which is not intended for Funds, Funds agree to (i) immediately, and in no case more than twenty-four (24) hours after discovery thereof, notify SS&C that unauthorized information has been made available to Funds; (ii) not knowingly review, disclose, release, or in any way, use such unauthorized information; (iii) provide SS&C reasonable assistance in retrieving such unauthorized information and/or destroy such unauthorized information; and (iv) deliver to SS&C a certificate executed by an authorized officer of Funds certifying that all such unauthorized information in Funds’ possession or control has been delivered to SS&C or destroyed as required by this provision.

12. Notices

12.1. Except as otherwise provided herein, all notices required or permitted under this Agreement or required by Law shall be effective only if in writing and delivered: (i) personally, (ii) by registered mail, postage prepaid, return receipt requested, (iii) by receipted prepaid courier, (iv) by any confirmed facsimile or (v) by any electronic mail, to the relevant address or number listed below (or to such other address or number as a Party shall hereafter provide by notice to the other Parties). Notices shall be deemed effective when received by the Party to whom notice is required to be given.

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If to SS&C (to each of):

SS&C Technologies, Inc.

4 Times Square, 6th Floor

New York, New York 10036

Attention: Chief Operating Officer

    General Counsel

E-mail: notices@sscinc.com

If to Funds or Management:

c/o RiverNorth Capital Management, LLC

360 South Rosemary Avenue, Suite 1420

West Palm Beach, FL 33401

Attention: Jonathan Mohrhardt

Tel: +1 312-832-1440

E-mail: JMohrhardt@rivernorth.com

13. Miscellaneous

13.1. Amendment; Modification. This Agreement may not be amended or modified except in writing signed by an authorized representative of each Party. No SS&C Associate has authority to bind SS&C in any way to any oral covenant, promise, representation or warranty concerning this Agreement, the Services or otherwise.

13.2. Assignment. Neither this Agreement nor any rights under this Agreement may be assigned or otherwise transferred by Funds or Management, in whole or in part, whether directly or by operation of Law, without the prior written consent of SS&C. SS&C may assign or otherwise transfer this Agreement: (i) to a successor in the event of a change in control of SS&C, (ii) to an Affiliate or (iii) in connection with an assignment or other transfer of a material part of SS&C’s business. Any attempted delegation, transfer or assignment prohibited by this Agreement shall be null and void.

13.3. Choice of Law; Choice of Forum. This Agreement shall be interpreted in accordance with and governed by the Law of the State of New York. The courts of the State of New York and the United States District Court for the Southern District of New York shall have exclusive jurisdiction to settle any Claim. Each Party submits to the exclusive jurisdiction of such courts and waives to the fullest extent permitted by Law all rights to a trial by jury.

13.4. Counterparts; Signatures. This Agreement may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and shall be binding to the same extent as if original signatures were exchanged.

13.5. Entire Agreement. This Agreement (including any schedules, attachments, amendments and addenda hereto) contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto.

13.6. Force Majeure. SS&C will not be responsible for any Losses of property in SS&C Associates’ possession or for any failure to fulfill its duties or obligations hereunder if such Loss or failure is caused, directly or indirectly, by war, terrorist or analogous action, the act of any Government Authority or other authority, riot, civil commotion, rebellion, storm, accident, fire, lockout, strike, power failure, computer error or failure, delay or breakdown in communications or electronic transmission systems, or other analogous events. SS&C shall use commercially reasonable efforts to minimize the effects on the Services of any such event.

13.7. Non-Exclusivity. The duties and obligations of SS&C hereunder shall not preclude SS&C from providing services of a comparable or different nature to any other Person. Funds and Management understand that SS&C may have relationships with Data Suppliers and providers of technology, data or other services to Funds or Management and SS&C may receive economic or other benefits in connection with the Services provided hereunder.

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13.8. No Partnership. Nothing in this Agreement is intended to, or shall be deemed to, constitute a partnership or joint venture of any kind between or among any of the Parties.

13.9. No Solicitation. During the term of this Agreement and for a period of 12 months thereafter, neither Funds nor Management will directly or indirectly solicit the services of, or otherwise attempt to employ or engage any employee of SS&C or its Affiliates who has been materially involved in the provision of the Services without the consent of SS&C; provided, however, that the foregoing shall not prevent Funds or Management from soliciting employees through general advertising not targeted specifically at any or all SS&C Associates. If Fund or Management employs or engages any SS&C Associate who has been materially involved in the provision of the Services during the term of this Agreement or the period of 12 months thereafter without SS&C’s prior written consent, which consent shall not be unreasonably delayed, withheld or conditioned, such entity shall pay for any fees and expenses (including recruiters’ fees) incurred by SS&C or its Affiliates in hiring replacement personnel as well as any other remedies available to SS&C. Notwithstanding the foregoing, Funds or Management shall not be prohibited from hiring any such person who (i) is no longer employed by SS&C (or its Affiliates) for at least 6 months prior to commencement of employment discussions with Funds or Management or (ii) whose employment was terminated by SS&C.

13.10. No Warranties. Except as expressly listed herein, SS&C and each Data Supplier make no warranties, whether express, implied, contractual or statutory with respect to the Services or Market Data. SS&C disclaims all implied warranties of merchantability and fitness for a particular purpose with respect to the Services. All warranties, conditions and other terms implied by Law are, to the fullest extent permitted by Law, excluded from this Agreement.

13.11. Severance. If any provision (or part thereof) of this Agreement is or becomes invalid, illegal or unenforceable, the provision shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not practical, the relevant provision shall be deemed deleted. Any such modification or deletion of a provision shall not affect the validity, legality and enforceability of the rest of this Agreement. If a Party gives notice to another Party of the possibility that any provision of this Agreement is invalid, illegal or unenforceable, the Parties shall negotiate to amend such provision so that, as amended, it is valid, legal and enforceable and achieves the intended commercial result of the original provision.

13.12. Testimony. If SS&C is required by a third party subpoena or otherwise, to produce documents, testify or provide other evidence regarding the Services, this Agreement or the operations of Funds in any Action to which Funds or Management is a party or otherwise related to Funds or Management, Funds and Management shall reimburse SS&C for all costs and expenses, including the time of its professional staff at SS&C’s standard rates and the cost of legal representation, that SS&C reasonably incurs in connection therewith.

13.13. Third Party Beneficiaries. This Agreement is entered into for the sole and exclusive benefit of the Parties and will not be interpreted in such a manner as to give rise to or create any rights or benefits of or for any other Person except as set forth with respect to SS&C Associates and Data Suppliers.

13.14. Waiver. No failure or delay by a Party to exercise any right or remedy provided under this Agreement or by Law shall constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict the further exercise of that or any other right or remedy. No exercise (or partial exercise) of such right or remedy shall prevent or restrict the further exercise of that or any other right or remedy.

13.15. Certain Third Party Vendors. Nothing herein shall impose any duty upon SS&C in connection with or make SS&C liable for the actions or omissions to act of the following types of unaffiliated third parties: (a) courier and mail services including but not limited to Airborne Services, Federal Express, UPS and the U.S. Mails, (b) telecommunications companies including but not limited to AT&T, Verizon, Sprint, and other delivery, telecommunications and other such companies not under the Party’s reasonable control, and (c) third parties not under the Party’s reasonable control or subcontract relationship providing services to the financial industry generally, such as, by way of example and not limitation, the Depository Trust Clearing Corporation (processing and settlement services), Broadridge Financial Services (investor communications), Funds custodian banks (custody and fund accounting services) and administrators (blue sky and Fund administration services), Data Suppliers, and national database providers such as Choice Point, Acxiom, TransUnion or Lexis/Nexis and any replacements thereof or similar entities, provided, if SS&C selected such company, SS&C shall have exercised due care in selecting the same. Such third party vendors shall not be deemed, and are not, subcontractors for purposes of this Agreement.

*          *          *

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This Agreement has been entered into by the Parties as of the Effective Date.

ALPS Fund Services, Inc.		RiverNorth Capital Management, LLC
SS&C GIDS, Inc.

By:	/s/ Bhagesh Malde	By:	/s/ Marcus Collins

Name:	Bhagesh Malde	Name:	Marcus Collins

Title:	Authorized Signatory	Title:	General Counsel

RiverNorth Funds		RiverNorth Opportunistic Fund, Inc.

By:	/s/ Marcus Collins	By:	/s/ Marcus Collins

Name:	Marcus Collins	Name:	Marcus Collins

Title:	Secretary and CCO	Title:	Secretary and CCO

RiverNorth Managed Duration Municipal Income Fund, Inc.		RiverNorth/DoubleLine Strategic Opportunity Fund, Inc.

By:	/s/ Marcus Collins	By:	/s/ Marcus Collins

Name:	Marcus Collins	Name:	Marcus Collins

Title:	Secretary and CCO	Title:	Secretary and CCO

RiverNorth Flexible Municipal Income Fund, Inc.		RiverNorth Capital and Income Fund, Inc.

By:	/s/ Marcus Collins	By:	/s/ Marcus Collins

Name:	Marcus Collins	Name:	Marcus Collins

Title:	Secretary and CCO	Title:	Secretary and CCO

RiverNorth Flexible Municipal Income Fund II, Inc.		RiverNorth Managed Duration Municipal Income Fund II, Inc.

By:	/s/ Marcus Collins	By:	/s/ Marcus Collins

Name:	Marcus Collins	Name:	Marcus Collins

Title:	Secretary and CCO	Title:	Secretary and CCO

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RiverNorth Opportunities Fund, Inc.

By:	/s/ Marcus Collins

Name:	Marcus Collins

Title:	Secretary and CCO

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Schedule A

Services

A.	General

1.	As used in this Schedule A, the following additional terms have the meanings ascribed to them below:

(i)	“ACH” shall mean the Automated Clearing House;

(ii)	“AML” means anti-money laundering and countering the financing of terrorism.

(iii)	“Bank” shall mean a nationally or regionally known banking institution;

(i)	“Blue Sky” shall mean the various statutes and regulations of the states, District of Columbia, Puerto Rico, and the United States Virgin Islands governing the offer and sales of mutual funds and the related compliance services.

(iv)	“Code” shall mean the Internal Revenue Code of 1986, as amended;

(v)	“DTCC” shall mean the Depository Trust Clearing Corporation;

(vi)	“investor” or “securityholder” means a shareholder of a Fund. A “prospective investor” means a person who has accepted an offer to become an investor of Fund.

(vii)	“IRA” shall mean Individual Retirement Account;

(viii)	“NAV” means net asset value.

(ix)	“OFAC” means the Office of Foreign Assets Control, an agency of the United States Department of the Treasury.

(x)	“Procedures” shall collectively mean SS&C GIDS’s transfer agency procedures manual, third party check procedures, checkwriting draft procedures, Compliance + and identity theft programs and signature guarantee procedures;

(xi)	“Program” shall mean Networking, Fund Serv or other DTCC program;

(xii)	“Sales Feed” shall mean a data file in industry standard format sent by a third party; and

(xiii)	“TA2000 System” shall mean SS&C GIDS’s TA2000TM computerized data processing system for shareholder accounting.

2.	Any references to Law shall be construed to the Law as amended to the date of the effectiveness of the applicable provision referencing the Law.

3.	Funds and Management acknowledge that SS&C’s ability to perform the Services is subject to the following dependencies:

(i)	Funds, Management and other Persons that are not employees or agents of SS&C whose cooperation is reasonably required for SS&C to provide the Services providing cooperation, information and, as applicable, instructions to SS&C promptly, in agreed formats, by agreed media and within agreed timeframes as required to provide the Services.

(ii)	The communications systems operated by Funds, Management and other Persons that are not employees or agents of SS&C remaining fully operational.

(iii)	The accuracy and completeness of any Client Data or other information provided to SS&C Associates in connection with the Services by any Person.

(iv)	Funds and Management informing SS&C on a timely basis of any modification to, or replacement of, any agreement to which it is a party that is relevant to the provision of the Services.

(v)	Any warranty, representation, covenant or undertaking expressly made by Funds or Management under or in connection with this Agreement being and remaining true, correct and discharged at all relevant times.
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(vi)	SS&C’s timely receipt of the then most current version of Fund Governing Documents and required implementation documentation, including authority certificate, profile questionnaire and accounting preferences, and SS&C Web Portal and other application User information.

4.	Notwithstanding anything in this Agreement to the contrary, SS&C GIDS is responsible for providing the Services listed under Section D “Shareholder Recordkeeping, Transfer Agency and Investor Relations” and Section E “AML,” while SS&C ALPS is responsible for providing all other Services.

5.	The following Services will be performed by SS&C and, as applicable, are contingent on the performance by Funds and Management of the duties and obligations listed.

B.	Registered Fund Accounting and Administration

1.	Fund Accounting

(i)	Calculate daily NAVs as required by Funds and in conformance with generally accepted accounting principles (“GAAP”), SEC Regulation S-X (or any successor regulation) and the Internal Revenue Code

(ii)	Transmit net asset values to investment adviser, NASDAQ, Transfer Agent & other third parties

(iii)	Reconcile cash & investment balances with the custodian

(iv)	Provide data and reports to support preparation of financial statements and filings

(v)	Prepare required Fund Accounting records in accordance with the 1940 Act

(vi)	Obtain and apply security valuations as directed and determined by Funds consistent with Funds’ pricing and valuation policies

(vii)	Participate, when requested, in Fair Value Committee meetings as a non-voting member

(viii)	Calculate monthly SEC standardized total return performance figures

(ix)	Coordinate reporting to outside agencies including Morningstar, etc

(x)	Prepare and file Form N-PORT

2.	Fund Administration

(i)	Prepare annual and semi-annual financials statements utilizing templates for standard layout and printing

(ii)	Prepare Forms N-CEN, N-CSR and 24F-2

(iii)	Coordinate filing of Form N-CEN and 24F-2

(iv)	Host annual audits.

(v)	Prepare required reports for quarterly Board meetings

(vi)	Monitor expense ratios

(vii)	Maintain budget vs. actual expenses

(viii)	Manage Funds invoice approval and bill payment process

(ix)	Assist with placement of the Fidelity Bond and E&O insurance

3.	Legal Administration

(i)	Coordinate annual update to prospectus and statement of additional information

(ii)	Coordinate standard layout and printing of prospectus

(iii)	File Forms N-CSR and N-PX

(iv)	Coordinate EDGARization and filing of SEC documents
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(v)	Compile and distribute quarterly board meeting materials

(vi)	Attend quarterly board meetings telephonically and prepare first draft of quarterly meeting minutes (special board meetings may incur additional project fees per hour at SS&C’s standard rates as agreed between the Parties in writing)

4.	Compliance Administration

(i)	Perform daily prospectus & SAI, SEC investment restriction monitoring

(ii)	Provide warning/alert notification with supporting documentation

(iii)	Create monthly comprehensive compliance summary report

(iv)	Calculate Section 18 derivative exposure and asset coverage reporting

(v)	Provide quarterly compliance testing certification to Board

5.	Tax Administration

(i)	Calculate dividend and capital gain distribution rates

(ii)	Prepare ROCSOP and required tax designations for Annual Report

(iii)	Prepare and coordinate filing of income and excise tax returns (audit firm to sign all returns as paid preparer)

(iv)	Calculate/monitor book-to-tax differences

(v)	Provide quarterly Subchapter M asset diversification compliance monitoring and reporting

(vi)	Provide annual Subchapter M gross income testing and reporting

(vii)	Provide tax re-allocation data for shareholder 1099 reporting

6.	Tailored Shareholder Reports

(i)	Capture relevant data needed to prepare the Funds’ Tailored Shareholder Reports (“TSR”) from Fund accounting data maintained electronically by SS&C

(ii)	Reconcile TSR data collected to N-CSR report values

(iii)	Prepare each Fund’s TSR per class utilizing SS&C standard templates

(iv)	Coordinate the review of TSR with the Funds’ auditor and filing of TSR with the SEC

(v)	Provide Funds online access to a Web Portal for read-only access

(vi)	Notwithstanding anything in this Agreement to the contrary, the Funds has ultimate authority over and responsibility for all financial matters and related filings required for it to comply with SEC requirements

Notes and Terms to Fund Accounting and Administration Services

1.	SS&C agrees to maintain at all times a program reasonably designed to prevent violations of the federal securities laws (as defined in Rule 38a-1 under the 1940 Act) with respect to the services provided hereunder, and shall provide to Funds a certification to such effect no less frequently than annually or as otherwise reasonably requested by Funds. SS&C shall make available its compliance personnel and shall provide at its own expense summaries and other relevant materials relating to such program as reasonably requested by Funds.

2.	Portfolio compliance with: (i) the investment objective and certain policies and restrictions as disclosed in Funds’ prospectus and statement of additional information, as applicable; and (ii) certain SEC rules and regulations (collectively, “Portfolio Compliance”) is required daily and is the responsibility of Funds or its Management, as applicable. SS&C will perform Portfolio Compliance testing (post-trade, daily on a T+2 basis) to test Funds’ Portfolio Compliance (the “Portfolio Compliance Testing”). The frequency and nature of the Portfolio Compliance Testing and the methodology and process in accordance with which the Portfolio Compliance Testing are conducted, are mutually agreed to between SS&C and Funds. SS&C will report violations, if any, to Fund’s Chief Compliance Officer as promptly as practicable following discovery.
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3.	SS&C independently tests Portfolio Compliance based upon information contained in the source reports received by SS&C’s Funds accounting department and supplemental data from certain third-party sources. As such, Portfolio Compliance Testing performed by SS&C is limited by the information contained in Funds accounting source reports and supplemental data from third-party sources. Funds agree and acknowledges that SS&C’s performance of the Portfolio Compliance Testing shall not relieve Funds of their primary day-to-day responsibility for assuring such Portfolio Compliance, including on a pre-trade basis, and SS&C shall not be held liable for any act or omission of Funds or its Management (or any other Party) as applicable, with respect to Portfolio Compliance.

4.	Funds acknowledge that SS&C may rely on and shall have no responsibility to validate the existence of assets reported by Funds, its Management, Funds’ custodian or other Funds service provider, other than SS&C’s completion of a reconciliation of the assets reported by the Parties or as otherwise provided for under this Agreement. Except as otherwise provided for herein, Funds acknowledge that it is the sole responsibility of Funds to validate the existence of assets reported to SS&C. SS&C may rely, and has no duty to investigate the representations of Funds, its Management, Funds’ custodian or other Funds service provider.

5.	SS&C shall utilize one or more pricing services, as directed by Funds. Funds shall identify in writing to SS&C the pricing service(s) to be utilized on behalf of Funds. For those securities where prices are not provided by the pricing service(s), Funds shall approve the method for determining the fair value of such securities and shall determine or obtain the valuation of the securities in accordance with such method and shall deliver to SS&C the resulting price(s). In the event Funds desire to provide a price that varies from the price provided by the pricing service(s), Funds shall promptly notify and supply SS&C with the valuation of any such security on each valuation date. All pricing changes made by Funds will be provided to SS&C in writing or e-mail and must specifically identify the securities to be changed by security identifier, name of security, new price or rate to be applied, and, if applicable, the time period for which the new price(s) is/are effective.

C.	Report Modernization Terms and Conditions

1.	In addition to the terms and conditions of the Agreement, the below terms and conditions apply to the provision of the following Services (the listed Services known as “Modern Data Services”):

●	Liquidity Risk Management support services
●	Preparation and Filing of Form N-PORT and Form N-CEN

(i)	In connection with completion of the Modern Data Services, Market Data may be supplied to Funds through an SS&C Associate(s) or directly by a Data Supplier (for the purposes of this Section H, Data Supplier shall include the Data Supplier’s third party suppliers). Any Market Data being provided to a Funds by SS&C or a Data Supplier is being supplied for the sole purpose of assisting the completion of the Modern Data Services. Accordingly, Funds acknowledge that Market Data is proprietary to SS&C Associates and/or the Data Suppliers and is provided on a limited internal-use license basis. Market Data may not be disseminated by Funds to any other affiliated or non-affiliated entity, used to populate internal systems or to create a historical database, or for any other purpose in lieu of Funds obtaining a data license from SS&C Associates or Data Supplier, as applicable. Funds accept responsibility for, and acknowledges it exercises its own independent judgment in, the selection of the Data Supplier(s) to provide the Market Data, its selection of the use or intended use of such, and any results obtained. Access to and delivery of Market Data is dependent on the Data Suppliers and may be interrupted or discontinued with or without notice to Funds.

(ii)	Funds acknowledge that (i) the Market Data is intended for use as an aid to institutional investors, registered brokers or professionals of similar sophistication in making informed judgments concerning characteristics of certain securities; and (ii) the Data Supplier and/or SS&C Associate(s), as applicable, holds all title, license, copyright or similar intellectual property rights in the Market Data.
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(iii)	No SS&C Associate or Data Supplier will have any liability for errors, omissions or malfunctions in the Market Data, except that SS&C will endeavor, upon receipt of notice from Funds, to correct a malfunction, error, or omission in the Market Data utilized in the Modern Data Services that is identified by Funds.

(iv)	Notwithstanding anything in this Agreement to the contrary, no SS&C Associate nor Data Supplier shall be liable to Funds or any other Person for any Losses related, directly or indirectly, to the Market Data, the provision of (or failure to provide) the Market Data, and/or the reliance by an SS&C Associate(s), Funds or any other Person on such Market Data. Further, Funds shall indemnify all SS&C Associates and applicable Data Suppliers against, and hold such SS&C Associates and Data Suppliers harmless from, any and all Losses (including legal fees and costs to enforce this provision), that any SS&C Associate(s) or Data Provider suffer, incur, or pay as a result of any Third Party Claim or Claim among the Parties arising out of or related to the Market Data or any data, information, service, report, analysis or publication derived therefrom.

(v)	Notwithstanding anything in this Agreement to the contrary, as it relates to the provision of the Modern Data Services, no SS&C Associate nor Data Supplier shall be liable for (i) any special, indirect or consequential damages (even if advised of the possibility of such), (ii) any delay by reason of circumstances beyond its control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots, or failure beyond its control of transportation or power supply, or (iii) any claim that arose more than one year prior to the institution of suit therefor.

(vi)	FUNDS ACCEPTS THE MARKET DATA AS IS AND NO SS&C ASSOCIATE OR ANY DATA SUPPLIER MAKE ANY WARRANTIES, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY, FITNESS OR ANY OTHER MATTER RELATED TO THE MARKET DATA.

D.	Shareholder Recordkeeping, Transfer Agency and Investor Relations

1.	SS&C GIDS utilizing the TA2000 System will perform the following services:

(i)	issue, transfer and redeem book entry shares or cancelling share certificates as applicable;

(ii)	maintain shareholder accounts on the records of Funds on the TA2000 System in accordance with the instructions and information received by SS&C GIDS from Funds, Funds’ distributor, manager or managing dealer, Funds’ investment adviser, Funds’ sponsor, Funds’ custodian, or Funds’ administrator and any other person whom Funds name on Schedule B (each an “Authorized Person”), broker-dealers or shareholders;

(iii)	when and if a Fund participates in the DTCC, and to the extent SS&C GIDS supports the functionality of the applicable DTCC program:

(a)	accept and effectuate the registration and maintenance of accounts through the Program and the purchase, redemption, exchange and transfer of shares in such accounts through systems or applications offered via the Program in accordance with instructions transmitted to and received by SS&C GIDS by transmission from DTCC on behalf of broker-dealers and banks which have been established by, or in accordance with the instructions of, an Authorized Person, on the Dealer File maintained by SS&C GIDS,
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(b)	issue instructions to Funds’ banks for the settlement of transactions between Funds and DTCC (acting on behalf of its broker-dealer and bank participants),

(c)	provide account and transaction information from Funds’ records on TA2000 in accordance with the applicable Program’s rules, and

(d)	maintain shareholder accounts on TA2000 through the Programs;

(iv)	provide transaction journals;

(v)	once annually prepare shareholder meeting lists for use in connection with the annual meeting;

(vi)	withhold, as required by federal law, taxes on securityholder accounts, perform and pay backup withholding as required for all securityholders, and prepare, file and provide, in electronic format, the applicable U.S. Treasury Department information returns or K-1 data file, as applicable, to Funds’ vendor of choice.

(vii)	disburse income dividends and capital gains distributions to shareholders and record reinvestment of dividends and distributions in shares of Funds;

(viii)	prepare and provide, in electronic format, to Funds’ print vendor of choice:

(e)	confirmation forms for shareholders for all purchases and liquidations of shares of Funds and other confirmable transactions in shareholders’ accounts,

(f)	copies of shareholder statements, and

(g)	shareholder reports and prospectuses provided by Funds;

(ix)	provide or make available on-line daily and monthly reports as provided by the TA2000 System and as requested by Funds;

(x)	maintain those records necessary to carry out SS&C GIDS’s duties hereunder, including all information reasonably required by Funds to account for all transactions on TA2000 in Funds shares;

(xi)	calculate the appropriate sales charge, if applicable and supported by TA2000, with respect to each purchase of Funds shares as instructed by an Authorized Person, determining the portion of each sales charge payable to the dealer participating in a sale in accordance with schedules and instructions delivered to SS&C GIDS by Funds’ managing dealer or distributor or any other Authorized Person from time to time, disbursing dealer commissions collected to such dealers, determining the portion of each sales charge payable to such managing dealer and disbursing such commissions to the managing dealer;

(xii)	receive correspondence pertaining to any former, existing or new shareholder account, processing such correspondence for proper recordkeeping, and responding to shareholder correspondence;

(xiii)	arrange the mailing to dealers of confirmations of wire order trades;

(xiv)	process, generally on the date of receipt, purchases, redemptions, exchanges, or instructions, as applicable, to settle any mail or wire order purchases, redemptions or exchanges received in proper order as set forth in the prospectus and general exchange privilege applicable, and reject any requests not received in proper order (as defined by an Authorized Person or the Procedures as hereinafter defined);

(xv)	provide to the person designated by an Authorized Person the daily Blue Sky reports generated by the Blue Sky module of TA2000 with respect to purchases of shares of Funds on TA2000. For clarification, with respect to obligations, Funds are responsible for any registration or filing with a federal or state government body or obtaining approval from such body required for the sale of shares of Funds in each jurisdiction in which it is sold. SS&C GIDS’s sole obligation is to provide Fund access to the Blue Sky module of TA2000 with respect to purchases of shares of Funds on TA2000, and generate output reports to Funds as mutually agreed. It is Funds’ responsibility to validate that the Blue Sky module settings are accurate and complete and to validate the output produced thereby and other applicable reports provided by SS&C GIDS, to ensure accuracy. SS&C GIDS is not responsible in any way for claims that the sale of shares of Funds violated any such requirement (unless such violation results from a failure of the SS&C GIDS Blue Sky module to notify Funds that such sales do not comply with the parameters set by Funds for sales to residents of a given state);
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(xvi)	provide to Funds escheatment reports as requested by an Authorized Person with respect to the status of accounts and outstanding checks on TA2000;

(xvii)	as mutually agreed upon by the parties as to the service scope and fees, answer telephone inquiries during mutually agreed upon times, each day on which the New York Stock Exchange is open for trading. SS&C GIDS shall answer and respond to inquiries from existing shareholders, prospective shareholders of Funds and broker-dealers on behalf of such shareholders in accordance with the telephone scripts provided by Funds to SS&C GIDS, such inquiries may include requests for information on account set-up and maintenance, general questions regarding the operation of Funds, general account information including dates of purchases, redemptions, exchanges and account balances, requests for account access instructions and literature requests;

(xviii)	support Funds repurchase offers, including but not limited to: assistance with shareholder communication plan; coordination of repurchase offer materials; establishment of informational website; receipt, review and reconciliation of letters of transmittal; daily tracking, reconciliation and reporting of shares tendered; and issuing tax forms;

(xix)	in order to assist Funds with Funds’ anti-money laundering responsibilities under applicable anti-money laundering laws, SS&C GIDS offers certain risk-based shareholder activity monitoring tools and procedures that are reasonably designed to: (i) promote the detection and reporting of potential money laundering activities; and (ii) assist in the verification of persons opening accounts with Funds, pursuant to Section E hereto;

(xx)	if applicable and as mutually agreed upon by the Parties as to the service scope and fees, SS&C GIDS shall carry out certain information requests, analyses and reporting services in support of Funds’ obligations under Rule 22c-2(a)(2). The Parties will agree to such services and terms as stated in the attached appendix (“Appendix I” entitled “Omnibus Transparency Services”) that may be changed from time to time subject to mutual written agreement between the Parties;

(xxi)	as mutually agreed upon by the Parties as to the service scope and fees, provide any additional related services (i.e., pertaining to escheatments, abandoned property, garnishment orders, bankruptcy and divorce proceedings, Internal Revenue Service or state tax authority tax levies and summonses and all matters relating to the foregoing); and

(xxii)	upon request of Funds and mutual agreement between the Parties as to the scope and any applicable fees, SS&C GIDS may provide additional services to Funds under the terms of this Schedule and the Agreement. Such services and fees shall be set forth in writing and may be added by an amendment to, or as a statement of work under, this Schedule or the Agreement.

2.	At the request of an Authorized Person, SS&C GIDS shall use reasonable efforts to provide the services set forth in Section D.1 of this Schedule A in connection with transactions (i) the processing of which transactions require SS&C GIDS to use methods and procedures other than those usually employed by SS&C GIDS to perform shareholder servicing agent services, (ii) involving the provision of information to SS&C GIDS after the commencement of the nightly processing cycle of the TA2000 System or (iii) which require more manual intervention by SS&C GIDS, either in the entry of data or in the modification or amendment of reports generated by the TA2000 System than is usually required by normal transactions.

3.	SS&C GIDS shall use reasonable efforts to provide the same services with respect to any new, additional functions or features or any changes or improvements to existing functions or features as provided for in Funds’ instructions, prospectus or application as amended from time to time, for Funds, provided SS&C GIDS is advised in advance by Funds of any changes therein and the TA2000 System and the mode of operations utilized by SS&C GIDS as then constituted supports such additional functions and features. If any new, additional function or feature or change or improvement to existing functions or features or new service or mode of operation measurably increases SS&C GIDS’s cost of performing the services required hereunder at the current level of service, SS&C GIDS shall advise Funds of the amount of such increase and if Funds elect to utilize such function, feature or service, SS&C GIDS shall be entitled to increase its fees by the amount of the increase in costs.
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4.	Funds shall add all new funds to the TA2000 System upon at least 60 days’ prior written notice to SS&C GIDS provided that the requirements of the new funds are generally consistent with services then being provided by SS&C GIDS under the Agreement. If less than 60 days’ prior notice is provided by Funds, additional ‘rush’ fees may be applied by SS&C GIDS. Rates or charges for additional funds shall be as set forth in Fee Letter for the remainder of the contract term except as such funds use functions, features or characteristics for which SS&C GIDS has imposed an additional charge as part of its standard pricing schedule. In the latter event, rates and charges shall be in accordance with SS&C GIDS’s then-standard pricing schedule.

5.	The Parties agree that to the extent that SS&C GIDS provides any services under the Agreement that relate to compliance by Funds with the Code (or any other applicable tax law), it is the parties’ mutual intent that SS&C GIDS will provide only printing, reproducing, and other mechanical assistance to Funds and that SS&C GIDS will not make any judgments or exercise any discretion of any kind. Funds agree that it will provide express and comprehensive instructions to SS&C GIDS in connection with all of the services that are to be provided by SS&C GIDS under the Agreement that relate to compliance by Funds with the Code (or any other applicable tax law), including providing responses to requests for direction that may be made from time to time by SS&C GIDS of Funds in this regard.

6.	Funds instruct and authorizes SS&C GIDS to provide the services as set forth in the Agreement in connection with transactions on behalf of certain IRAs featuring Funds made available by Funds. Funds acknowledge and agree that as part of such services, SS&C GIDS will act as service provider to the custodian for such IRAs.

7.	Shares of stock will be transferred in accordance with the instructions of the shareholders and, upon receipt of Funds’ instructions that shares of stock be redeemed and funds remitted therefor, such redemptions will be accomplished and payments dispatched provided the shareholder instructions are deemed by SS&C GIDS to be duly authorized. SS&C GIDS reserves the right to refuse to transfer, exchange, sell or redeem shares as applicable, until it is satisfied that the request is authorized, or instructed by Funds.

8.	Further, and notwithstanding anything herein to the contrary, with respect to “as of” adjustments, SS&C will not assume one hundred percent (100%) responsibility for losses resulting from “as ofs” due to clerical errors or misinterpretations of securityholder instructions, but SS&C will discuss with Funds, SS&C’s accepting liability for an “as of” on a case-by-case basis and may accept financial responsibility for a particular situation resulting in a financial loss to Funds where such loss is “material”, as hereinafter defined, and, under the particular facts at issue, and subject to the applicable standard of care and liability limits in the Agreement, SS&C in its discretion believes SS&C’s conduct was culpable and SS&C’s conduct is the sole cause of the loss. A loss is “material” for purposes of this Section when it results in a pricing error on a given day which is (i) greater than a negligible amount per securityholder, (ii) equals or exceeds one ($.01) full cent per share times the number of shares outstanding or (iii) equals or exceeds the product of one-half of one percent (1%) times Funds’ Net Asset Value per share times the number of shares outstanding (or, in case of (ii) or (iii), such other amounts as may be adopted by applicable accounting or regulatory authorities from time to time). When SS&C concludes that it should contribute to the settlement of a loss, SS&C’s responsibility will commence with that portion of the loss over $0.01 per share calculated on the basis of the total value of all shares owned by the affected portfolio (i.e., on the basis of the value of the shares of the total portfolio, including all classes of that portfolio, not just those of the affected class).

9.	Changes and Modifications.

(i)	SS&C GIDS shall have the right, at any time, to modify any systems, programs, procedures or facilities used in performing its obligations hereunder; provided that Funds will be notified as promptly as possible prior to implementation of such modifications and that no such modification or deletion shall materially adversely change or affect the operations and procedures of Funds in using the TA2000 System hereunder, the Services or the quality thereof, or the reports to be generated by such system and facilities hereunder, unless Funds are given thirty (30) days’ prior notice to allow Funds to change its procedures and SS&C GIDS provides Funds with revised operating procedures and controls.
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(ii)	All enhancements, improvements, changes, modifications or new features added to the TA2000 System however developed or paid for, including, without limitation, Fund Requested Software (collectively, “Deliverables”), shall be, and shall remain, the confidential and exclusive property of, and proprietary to, SS&C GIDS. The parties recognize that during the Term of this Agreement Funds will disclose to SS&C GIDS Confidential Information and SS&C GIDS may partly rely on such Confidential Information to design, structure or develop one or more Deliverables. Provided that, as developed, such Deliverable(s) contain no Confidential Information that identifies Funds or any of its investors or which could reasonably be expected to be used to readily determine such identity, (i) Funds hereby consent to SS&C GIDS’s use of such Confidential Information to design, to structure or to determine the scope of such Deliverable(s) or to incorporate into such Deliverable(s) and that any such Deliverable(s), regardless of who paid for it, shall be, and shall remain, the sole and exclusive property of SS&C GIDS and (ii) Funds hereby grant SS&C GIDS a perpetual, nonexclusive license to incorporate and retain in such Deliverable(s) Confidential Information of Funds. All Confidential Information of Funds shall be and shall remain the property of Funds.

10.	Funds Obligations.

(i)	Funds agree to use its reasonable efforts to deliver to SS&C GIDS in Kansas City, Missouri, as soon as they are available, all of its shareholder account records.

(ii)	Funds will provide SS&C GIDS written notice of any change in Authorized Personnel as set forth on Schedule B.

(iii)	Funds will notify SS&C GIDS of material changes to its Articles of Incorporation, Bylaws or similar governing document (e.g. in the case of recapitalization) that impacts the services provided by SS&C GIDS under the Agreement.

(iv)	If at any time Funds receive notice or becomes aware of any stop order or other proceeding in any such state affecting such registration or the sale of Funds’ shares, or of any stop order or other proceeding under the federal securities laws affecting the sale of Funds’ shares, Funds or Sponsor will give prompt notice thereof to SS&C GIDS.

(v)	Funds shall not enter into one or more omnibus, third-party sub-agency or sub accounting agreements with (i) unaffiliated third-party broker/dealers or other financial intermediaries who have a distribution agreement with the affected Funds or (ii) third party administrators of group retirement or annuity plans, unless Funds either (1) provides SS&C GIDS with a minimum of 12 months’ notice before the accounts are deconverted from SS&C GIDS, or (2), if 12 months’ notice is not possible, Funds shall compensate SS&C GIDS by paying a one-time termination fee equal to $0.10 per deconverted account per month for every month short of the 12 months’ notice in connection with each such deconversion.

11.	Compliance.

(i)	SS&C GIDS shall perform the services under this Schedule A in conformance with SS&C GIDS’s present procedures as set forth in its Procedures with such changes or deviations therefrom as may be from time to time required or approved by Funds, its investment adviser or managing dealer, or its or SS&C GIDS’s counsel and the rejection of orders or instructions not in good order in accordance with the applicable prospectus or the Procedures. Notwithstanding the foregoing, SS&C GIDS’s obligations shall be solely as are set forth in this Schedule and any of other obligations of Funds under applicable law that SS&C GIDS has not agreed to perform on Funds’ behalf under this Schedule or the Agreement shall remain Funds’ sole obligation.

12.	Bank Accounts.

(i)	SS&C GIDS, acting as agent for Funds, is authorized (1) to establish in the name of, and to maintain on behalf of, Funds, on the usual terms and conditions prevalent in the industry, including limits or caps (based on fees paid over some period of time or a flat amount, as required by the affected Bank on the maximum liability of such Banks into which SS&C GIDS shall deposit funds SS&C GIDS receives for payment of dividends, distributions, purchases of Fund shares, redemptions of Fund shares commissions, corporate re-organizations (including recapitalizations or liquidations) or any other disbursements made by SS&C GIDS on behalf of Funds provided for in this Schedule A, (2) to draw checks upon such accounts, to issue orders or instructions to the Bank for the payment out of such accounts as necessary or appropriate to accomplish the purposes for which such funds were provided to SS&C GIDS, and (3) to establish, to implement and to transact Funds business through ACH, draft processing, wire transfer and any other banking relationships, arrangements and agreements with such Bank as are necessary or appropriate to fulfill SS&C GIDS’s obligations under the Agreement. SS&C GIDS, acting as agent for Funds, is also hereby authorized to execute on behalf and in the name of Funds, on the usual terms and conditions prevalent in the industry, including limits or caps (based on fees paid over some period of time or a flat amount, as required by the affected Bank) on the maximum liability of such Banks, agreements with banks for ACH, wire transfer, draft processing services, as well as any other services which are necessary or appropriate for SS&C GIDS to utilize to accomplish the purposes of this Schedule. In each of the foregoing situations Funds shall be liable on such agreements with the Bank as if it itself had executed the agreement.
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(ii)	SS&C GIDS is authorized and directed to stop payment of checks theretofore issued hereunder, but not presented for payment, when the payees thereof allege either that they have not received the checks or that such checks have been mislaid, lost, stolen, destroyed or through no fault of theirs, are otherwise beyond their control, and cannot be produced by them for presentation and collection, and, to issue and deliver duplicate checks in replacement thereof.

13.	Records. SS&C GIDS will maintain customary transfer agent records in connection with its agency in accordance with the transfer agent recordkeeping requirements under the 1934 Act, and particularly will maintain those records required to be maintained pursuant to subparagraph (2) (iv) of paragraph (b) of Rule 31a-1 under the 1940 Act, if any. Notwithstanding anything in the Agreement to the contrary, the records to be maintained and preserved by SS&C GIDS on the TA2000 System under the Agreement shall be maintained and preserved in accordance with the following:

(i)	Annual purges by August 31: SS&C GIDS and Funds shall mutually agree upon a date for the annual purge of the appropriate history transactions from the Transaction History (A88) file for accounts (both regular and tax advantaged accounts) that were open as of January 1 of the current year, such purge to be complete no later than August 31. Purges completed after this date will subject Funds to the Aged History Retention fees set forth in the Fee Letter.

(i)	Purge criteria: In order to avoid the Aged History Retention fees, history data for regular or ordinary accounts (that is, non-tax advantaged accounts) must be purged if the confirmation date of the history transaction is prior to January 1 of the current year and history data for tax advantaged accounts (retirement and educational savings accounts) must be purged if the confirmation date of the history transaction is prior to January 1 of the prior year. All purged history information shall be retained on magnetic tape for seven (7) years.

(ii)	Purged history retention options (entail an additional fee): For the additional fees set forth in the Fee Letter, or as otherwise mutually agreed, then Funds may choose (i) to place purged history information on the Purged Transaction History (A19) table or (ii) to retain history information on the Transaction History (A88) file beyond the timeframes defined above. Retaining information on the A19 table allows for viewing of this data through online facilities and E-Commerce applications. This database does not support those histories being printed on statements and reports and is not available for on request job executions.

14.	Disposition of Books, Records and Canceled Certificates. SS&C GIDS may send periodically to Funds, or to where designated by Funds, all books, documents, and all records no longer deemed needed for current purposes, upon the understanding that such books, documents, and records will be maintained by Funds under and in accordance with the requirements of applicable federal securities laws. Such materials will not be destroyed by Funds without the consent of SS&C GIDS (which consent will not be unreasonably withheld), but will be safely stored for possible future reference.
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E.	AML

1.	SS&C may assume the authenticity and accuracy of any document or information provided by a prospective investor or investor without verification unless, in the sole discretion of SS&C, the same on its face appears not to be genuine. In the event of delay or failure by a prospective investor or investor to produce any information required by the subscription or similar agreement of Funds or requested by SS&C, SS&C may refuse to process the subscription and the subscription monies related thereto or may refuse to allow a redemption until the applicable information has been provided. SS&C shall not process any payment from a prospective investor or make any payment for redemption proceeds to an investor if SS&C determines, or if SS&C receives instructions that Funds have (or, if applicable and defined below, Fund AML Officers) have determined, that such payment would violate any AML law.

U.S. Domiciled Funds

2.	Notwithstanding the ability of Funds to delegate the maintenance of certain AML procedures to SS&C, Funds are ultimately responsible for ensuring its compliance with applicable AML law, including identifying, assessing and understanding relevant AML risks. SS&C will disclose to Funds if SS&C files, on its own behalf, a suspicious activity report in relation to Funds, investors or prospective investors, unless in the sole discretion of SS&C, such disclosure would be prohibited by applicable Law. Such disclosure shall identify the prospective investor or investor and the transaction which is the subject of the suspicious activity report and include a summary statement as to why the transaction is believed to be suspicious.

3.	With respect to Funds that are U.S. domiciled, relying on external services as well as information provided on Funds subscription documents, screen the names of each prospective investor and report whether each subscriber is (i) a person identified on the sanctions lists administered and published by OFAC, including the list of specially designated nationals and blocked persons or (ii) believed to be a senior non-U.S. political figure or an immediate family member or close associate of such a figure (collectively “PEP”) or a non-U.S. shell bank.

F.	Miscellaneous

1.	Notwithstanding anything to the contrary in this Agreement, SS&C:

(i)	Does not maintain custody of any cash or securities.

(ii)	Does not have the ability to authorize transactions.

(iii)	Does not have the authority to enter into contracts on behalf of Funds.

(iv)	Is not responsible for determining the valuation of Funds’ assets and liabilities.

(v)	Does not perform any management functions or make any management decisions with regard to the operation of Funds.

(vi)	Is not responsible for affecting any U.S. federal or state regulatory filings which may be required or advisable as a result of the offering of interests in Funds.

(vii)	Is not Funds’ tax advisor and does not provide any tax advice.

(viii)	Is not obligated to perform any additional or materially different services due to changes in law or audit guidance.

2.	If SS&C allows Funds, Management, investors or their respective agents and representatives (“Users”) to (i) receive information and reports from SS&C and/or (ii) issue instructions to SS&C via web portals or other similar electronic mechanisms hosted or maintained by SS&C or its agents (“Web Portals”):

(i)	Access to and use of Web Portals by Users shall be subject to the proper use by Users of usernames, passwords and other credentials issued by SS&C (“User Credentials”) and to the additional terms of use that are noticed to Users on such Web Portals. Funds and Management shall be solely responsible for the results of any unauthorized use, misuse or loss of User Credentials by their authorized Users and for compliance by such Users with the terms of use noticed to Users with respect to Web Portals, and shall notify SS&C promptly upon discovering any such unauthorized use, misuse or loss of User Credentials or breach by Funds or Management or their authorized Users of such terms of use. Any change in the status or authority of an authorized User communicated by Funds shall not be effective until SS&C has confirmed receipt and execution of such change.
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(ii)	SS&C grants to the Funds and Management a limited, non-exclusive, non-transferable, non-sublicenseable right during the term of this Agreement to access Web Portals solely for the purpose of accessing Client Data and, if applicable, issue instructions. Funds and Management will ensure that any use of access to any Web Portal is in accordance with SS&C’s terms of use, as noticed to the Users from time to time. This license does not include: (i) any right to access any data other than Client Data; or (ii) any license to any software.

(iii)	Funds and Management will not (A) permit any third party to access or use the Web Portals through any time-sharing service, service bureau, network, consortium, or other means; (B) rent, lease, sell, sublicense, assign, or otherwise transfer its rights under the limited license granted above to any third party, whether by operation of law or otherwise; (C) decompile, disassemble, reverse engineer, or attempt to reconstruct or discover any source code or underlying ideas or algorithms associated with the Web Portals by any means; (D) attempt to modify or alter the Web Portal in any manner; or (E) create derivative works based on the Web Portal. Neither Funds nor Management will remove (or allow to be removed) any proprietary rights notices or disclaimers from the Web Portal or any reports derived therefrom.

(iv)	SS&C reserves all rights in SS&C systems and in the software that are not expressly granted to Funds or Management hereunder.

(v)	SS&C may discontinue or suspend the availability of any Web Portals at any time without prior notice; SS&C will endeavor to notify Funds as soon as reasonably practicable of such action.

3.	Notwithstanding anything in this Agreement to the contrary, Funds have ultimate authority over and responsibility for its tax matters and financial statement tax disclosures. All memoranda, schedules, tax forms and other work product produced by SS&C are the responsibility of Funds and are subject to review and approval by Funds and Funds’ auditors, or tax preparers, as applicable and SS&C bears no responsibility for reliance on tax calculations and memoranda prepared by SS&C.

4.	SS&C shall provide reasonable assistance to responding to due diligence and analogous requests for information from investors and prospective investors (or others representing them); provided, that SS&C may elect to provide these services only upon Funds’ agreement in writing to separate fees in the event responding to such requests becomes, in SS&C’s sole discretion, excessive.

5.	Reports and information shall be deemed provided to Funds if they are made available to Funds online through SS&C’s Web Portal.
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Schedule B

Authorized Personnel

Pursuant to the terms of the Schedule A and the Agreement between Funds and SS&C GIDS, Funds authorize the following Funds personnel to provide instructions to SS&C GIDS, and receive inquiries from SS&C GIDS in connection with Schedule A and the Agreement:

Name	Title

This Schedule may be revised by Funds by providing SS&C GIDS with a substitute Schedule B. Any such substitute Schedule B shall become effective twenty-four (24) hours after SS&C GIDS’s receipt of the document and shall be incorporated into the Agreement.

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Schedule C

Funds

Fund	Domicile
Fund Group 1
RiverNorth Funds, a trust consisting of the following portfolios:	Ohio statutory trust
RiverNorth/DoubleLine Strategic Income Fund
RiverNorth/Oaktree High Income Fund
Fund Group 2
RiverNorth Capital and Income Fund, Inc.	Maryland corporation
RiverNorth/DoubleLine Strategic Opportunity Fund, Inc.	Maryland corporation
RiverNorth Flexible Municipal Income Fund, Inc.	Maryland corporation
RiverNorth Flexible Municipal Income Fund II, Inc.	Maryland corporation
RiverNorth Opportunities Fund, Inc.	Maryland corporation
RiverNorth Opportunistic Municipal Fund, Inc.	Maryland corporation
RiverNorth Managed Duration Municipal Income Fund, Inc.	Maryland corporation
RiverNorth Managed Duration Municipal Income Fund II, Inc.	Maryland corporation

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